THE STANLEY WORKS AND SUBSIDIAIRES
                     COMPUTATION OF EARNINGS TO FIXED CHARGES
                            (In Millions of Dollars)


                                              THIRD QUARTER     NINE MONTHS
                                              1999    1998     1999    1998
                                             ------  ------   ------  ------

   Earnings before income taxes               $77.4   $53.6   $162.9  $179.3

   Add:
        Interest expense                        8.2     8.7     25.5    22.0
        Portion of rents representative of
           interest factor                      3.8     2.9     11.3     8.7
        Amortization of expense on long-
           term debt                            0.1       -      0.2     0.1
                                             ------  ------   ------  ------
   Income as adjusted                         $89.5   $65.2   $199.9  $210.1
                                             ======  ======   ======  ======
   Fixed charges:
        Interest expense                       $8.2    $8.7    $25.5   $22.0
        Portion of rents representative of
           interest factor                      3.8     2.9     11.3     8.7
        Amortization of expense on long-
           term debt                            0.1       -      0.2     0.1
                                             ------  ------   ------  ------
   Fixed charges                              $12.1   $11.6    $37.0   $30.8
                                             ======  ======   ======  ======

   Ratio of earnings to fixed charges          7.40    5.62     5.40    6.82
                                             ======  ======   ======  ======